Exhibit 99.2
RADISYS CORPORATION
Fourth Quarter Conference Call
February 2, 2006
4:00 pm CT

Operator:	Good afternoon. My name is Katina and I will be your conference facilitator today.

At this time, I would like to welcome everyone to the RadiSys Q4 Earnings Release conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

I would now like to turn the call over to Scott Grout, President and CEO.

Thank you, sir. You may begin your conference.

Scott Grout:	Thank you, Katina. Good afternoon and thank you for participating in our fourth quarter conference call. In this call we will review our results for the fourth quarter as well as our outlook for the first quarter and then open the call up for questions. Participating on the call today are Julia Harper, our Chief Financial Officer; Brian Bronson, our VP of Finance and Business Development; and myself, Scott Grout, President and CEO. Before we get started, I’d like to turn the call over to Julia for a caution about forward-looking statements.

Julia Harper:	Thank you, Scott. Any statements in this call regarding future expectations for the business of RadiSys constitute forward-looking statements that involve a number of risks and uncertainties. We caution you not to place undue reliance on these statements. Factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in our press release today, which may be found on our web site at www.radisys.com, and in our SEC filings, including our 2004 annual report on Form 10-K and our quarterly reports on Form 10-Q. All information provided in this call is as of February 2, 2006. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

Now I’ll turn the call back to you, Scott.

Scott Grout:	Thanks, Julia. Revenue for the fourth quarter was $61.9 million and net income finished at $4.9 million or 20 cents per diluted share. For the year, revenue was $260.2 million, up 6% over 2004 and net income finished up 23% from a year ago at $16 million or 68 cents per diluted share.

Overall I am very pleased with our progress in 2005. Although our fourth quarter wireless infrastructure revenues finished below our original expectations, we delivered another year of revenue growth and earnings growth and increased our net cash position by approximately $35 million in the year. Strategically we made very significant progress on our new products, such as ATCA and Com-E to position ourselves for what we believe are large emerging opportunities in our target markets. In the fourth quarter, we closed additional business with our new Promentum and Procelerant product lines in applications such as broadband wireless packet networks, IP telephony, quality of service or QOS management, multimedia messaging, and industrial and medical imaging. With these new products, we have doubled the rate of annual new business awarded to us by customers since 2003. We have set an aggressive goal for closing new business in 2006 and we believe we are well positioned to capitalize on the growing opportunities in our target markets.

In conjunction with 3GSM coming later this month in Barcelona, Spain, we will be formally announcing our Promentum SYS-6010, a ten-gigabit ATCA application ready platform targeted for use in high-bandwidth data plane applications. Until now, ATCA has principally been targeted for use in ancillary network control applications such as session setup, session monitoring, and management. With the introduction of our 6010 platform, RadiSys expands the domain of use for ATCA into core traffic-bearing applications that require significantly greater bandwidth and traffic processing capabilities. The Promentum 6010 will deliver the highest speed I/O, switching, and packet processing capacities to be implemented in a single ATCA system. Scheduled for early availability mid this year, this solution will be implemented in a highly flexible and reliable architecture that includes comprehensive system management capabilities. The 6010 is targeted at data plane applications such as IMS or IP multimedia subsystem, radio network controllers, base station controllers, media gateways, and call servers, to name a few data plane applications.

Returning to our fourth quarter results, our fourth quarter revenues by market were derived as follows:

Seventy-five percent or $46.5 million of fourth quarter revenues were from our communications networking market. This market includes wireless infrastructure, IP networking, multi-mode messaging, and other network infrastructure. Wireless networks represented 35% of total revenues for the quarter and IP networking and messaging totaled 24% of fourth quarter revenue.

Twenty-five percent or $15.4 million of fourth quarter revenues were from our commercial systems market. This market includes medical imaging and diagnostic systems, test and measurement equipment, transaction terminals, and semiconductor and manufacturing capital equipment. Medical systems represented 13% of total revenues for the quarter.

Our top five customers for the quarter were Avaya, Comverse, Nortel, Nokia, and Philips Medical. Collectively they represented about 67% of our revenue for the quarter. Nokia represented 35% of the quarter’s revenue and Nortel represented 12% of revenue. From a geographic perspective, approximately 48% of our fourth quarter business was in Europe, 34% was in North America, and 18% was in Asia Pacific. The increase in Asia Pacific revenue from 2004 is primarily attributable to shipping product for existing multinational customers directly into the Asia Pac region.

I’d like to now turn the call over to Julia, who will give you some additional details about our fourth quarter financial results.

Julia Harper:	Thanks Scott. As Scott mentioned previously, our revenue for the fourth quarter totaled $61.9 million and net income for the quarter was $4.9 million or 20 cents per diluted share. Excluding a $2.2 million tax benefit that we booked for the quarter, net income was $2.7 million or 12 cents per diluted share. Our earnings were higher than we estimated in our January 3 press release for three primary reasons. First, our operating expenses came in about $500,000 lower than estimated due to delays in timing of project material receipts, lower healthcare self-insurance costs, and lower discretionary spending in the last month of the quarter. Second, our full-year tax rate came in lower than previously anticipated due to a higher percent of foreign versus domestic income. So our tax expense for the quarter was about $600,000 lower than estimated. And third, the tax benefit that we recorded in the quarter, due to a projected increase in utilization of deferred tax assets, was about $1 million higher than our prior estimate.

Our gross margin percentage was 27.8% versus 29% in the prior quarter. The sequential decline in gross margin is primarily attributable to unfavorable absorption due to lower revenue over which we leverage our fixed and semi-fixed manufacturing costs. As I have mentioned previously, as we move down the path of outsourcing our volume production, our absorption of manufacturing overhead gets progressively worse until we cross that final threshold where all the production is out and we get a step function reduction in costs. For Q1, we expect gross margins, excluding stock compensation expense, to improve slightly to somewhere between 28% and 29% as revenues are projected to be higher and we’re expecting a more favorable product mix relative to Q4.

Operating expenses, excluding intangible amortization and restructuring charges, totaled $15.1 million, which is roughly flat with the third quarter spending level. As a percentage of sales, spending was up from the prior quarter due to the decrease in revenue. R&D spending was 12.2% of revenues versus 9.9% in the prior quarter. And we spent 12.1% of revenues on SG&A versus 10.2% in the third quarter. We had planned to grow our operating expenses sequentially as we continue to increase our investment in standards-based products. But similar to last quarter, we experienced some additional lag time in the hiring of incremental contractors and the receipt of project materials. And our incentive compensation accrual was lower than anticipated due to the revenue shortfall. But we did increase our

R&D spending sequentially and we plan on additional increases for the next couple of quarters before leveling off in the second half of 2006. Based on our increased level of investment in R&D in the first quarter, we expect operating expenses, excluding stock compensation expense, to increase by about a million and a half to $2 million from the fourth quarter levels.

Intangible amortization stayed at $513 thousand in the fourth quarter. Intangible amortization for 2006 will be lower as some of our acquired technology intangibles become fully amortized. For the full year, intangible amortization will be $726 thousand, declining from $324 thousand in the first quarter to about $134 thousand per quarter for the remainder of the year.

Non-operating income for the quarter was $1.2 million, up from $1.1 million in the third quarter. We continue to realize higher yields on our investments and we expect non-operating income to increase to about $1.5 million in the first quarter. On October 20, we bought back $6.35 million worth of our 5-1/2% convertible notes. While we bought these notes at a small discount to par, it resulted in a small loss in the fourth quarter of about $46 thousand, due to the write-off of the associated unamortized discount. This net reduction will result in annual pre-tax savings of about $125 thousand. We now have only $2.5 million outstanding of the 5-1/2% notes, which will come due in August of 2007.

We booked a tax benefit for the quarter of $2.2 million associated primarily with a projected increase in utilization of deferred tax assets. This $2.2 million adjustment is the net result of a $7.6 million decrease in valuation allowance recorded against our deferred tax assets and $5.4 million in taxes due on cash repatriated during the quarter from a foreign subsidiary. Our lower-than-anticipated Q4 pre-tax income in conjunction with the more favorable mix of foreign versus domestic income reduced our full year tax rate to 19.6% and did not require any incremental tax expense accrual for the quarter. So our fourth quarter tax rate excluding the $2.2 million benefit was zero. For 2006, we’re currently estimating our tax rate at about 22%, but this can vary up or down depending on our revenue and earnings mix for the year.

Our basic share count was 20.5 million and fully diluted shares increased to 25.2 million as compared to 20.3 million basic and 25 million diluted shares in the third quarter. The increase in basic share count this quarter is attributable to stock option exercises and ESPP purchases by our employees. We expect our fully diluted share count to be between 25.3 million and 25.5 million for the first quarter.

We implemented FAS123R as required on January 1 and as a result we will be including stock compensation expense by line item in our P&L moving forward. We currently expect stock compensation expense for the first quarter to be approximately $1 million. If you break this down by line item, approximately 10% of the expense will be booked to cost of goods sold, 35% will go to R&D expense, and the remaining 55% will be attributable to SG&A expense. For the full year, we estimate stock compensation expense to be between $5.5 and $6.5 million. We’ve significantly reduced our burn rate and overhang over the last couple of years, but stock compensation expense can increase or decrease depending on variables like stock price volatility and rate of forfeitures.

Moving to the balance sheet, our total for cash and investments stayed roughly flat at $226 million, giving us roughly $9 per diluted share in cash and investments. The cash flow generated during the quarter was offset by the amount spent to repurchase outstanding convertible notes. Net cash increased $7 million to a total of $123 million at the end of Q4. As a reminder, net cash is defined as cash and investments less our convertible debt at face value.

Our trade receivables decreased by $8.8 million to $39.1 million on a revenue decrease of about $13 million. Days sales outstanding for the quarter was flat with last quarter at 58 days, and we expect our DSO to remain in the high 50’s to low 60’s for the first quarter.

Our net inventory level increased $2.8 million to $21.6 million and inventory turns were 8.3, down from 11.3 in the prior quarter. The revenue forecast reduction late in the fourth quarter resulted in a build-up in finished goods inventory that will be consumed in the first quarter. I expect our inventory to be down at least $2 to $3 million sequentially and therefore our turns should be back north of ten for the first quarter.

Our cash cycle time increased to 26 days, up from 21 days in the third quarter. The increase in inventory days was partly offset with higher payables tied to the inventory on hand. Moving forward, we expect cash cycle time to remain below 30 days.

Capital expenditures were $1.3 million and depreciation expense was $1.5 million for the quarter. We expect capital expenditures to increase to approximately $2 million in the first quarter as we’re in the process of implementing new demand planning functionality within our SAP system. Depreciation will continue to be about $1.5 million in the first quarter.

With that, I’ll turn it back over to Scott to talk about the outlook for Q1.

Scott Grout:	Thank you, Julia. Regarding our outlook for the first quarter, please note that this is our view as of today and it is a forward-looking statement subject to risks and uncertainties as discussed earlier on this call and in our press release made available earlier today.

For the first quarter, we currently expect to see revenues of $64 million to $67 million and diluted earnings per share in the range of 10 cents to 12 cents, excluding the effect of about $1 million in stock compensation expense. We anticipate revenues to be sequentially higher as our wireless business moves back up towards more recent run rate levels. We also expect to see modest revenue growth for the full year relative to 2005.

In summary, our team made great progress in 2005 on implementing our strategies. We are confident that these strategies will put us in a strong position to capitalize on the growing movement towards turnkey standards-based platforms across our target markets. As an industry, we are in the early and defining days of this movement and we believe that RadiSys’ customer intimacy, market leading products, and our talented global team will put us in a leadership role as this market opportunity begins to unfold.

Thank you.

And Operator, with that I believe we are ready to open the call up for questions.

Operator:	At this time I would like to remind everyone if you would like to ask a question, you may do so by pressing star then the number 1 on your telephone keypad.

We’ll pause for just a moment to compile the Q&A roster...

Your first question comes from Brian White with Kaufman Brothers.

Brian White:	Hi, good afternoon. Could you talk a little bit about what you’re expecting on a sequential basis from the communications market, breaking it down into wireless and IP networking and also commercial systems?

Scott Grout:	We don’t give guidance on a segment basis so we talked about what we saw overall. I would say from a wireless perspective as we had mentioned it was down a little bit below what we wanted to see in Q4. We expect to see that coming back into more normal run rate levels.

Brian White:	Okay. And you feel the inventory build with your big customer has been flushed out?

Scott Grout:	Yes we do.

Brian White:	Okay. And Julia, maybe the tax rate, you said 22% for the year. I think that’s lower than most of us are modeling. Do we expect 22% for the first quarter also?

Julia Harper:	Yes. 22% for the first quarter and for the full year. And that is lower than what we had previously been projecting, partly because of expected mix between foreign versus domestic income.

Brian White:	Okay. And is the outsourcing to your North American EMS partner finished? Or are you still in the process of finishing that up? When will it be done if that’s the case?

Scott Grout:	We are still in the process of finishing up and should be done as we go into or through Q3.

Brian White:	Okay, thank you.

Scott Grout:	Thanks, Brian.

Operator:	Your next question comes from Matt Petkun with DA Davidson & Company.

Matt Petkun:	Hi, good afternoon. Scott, you mentioned in your early comments that you had an aggressive goal for closing new business in 2006. I’m intrigued, first what that goal is and second what metric you guys might use to track design activity and if that’s something you’re willing to share with us on the street.

Scott Grout:	Matt, we won’t share what the specific goal is with you, but I can tell you what we do is take a look at what we believe revenues will be for the first couple years of production, discount that a little bit and factor it a little bit. And then use that as sort of what we want to achieve in terms of new awards.

On the last call we talked about the level of business we thought we had garnered as we went through 2005. I do expect to periodically update you on that. I don’t think we’ll do it every quarter, but there should be periodic updates on that level of business. Today what I wanted to focus on and share with you is that we’ve been talking about data plane kind of applications and that we will in fact be announcing a pretty significant offering in that domain.

Matt Petkun:	Okay. And then, looking at your absolute levels of revenues contributed outside of your top five customers, that’s not a level that’s really grown that strongly, if we just take the number you’ve given in terms of the quarter. I guess this quarter it was 67%. Outside of that, when should we expect the top five customers even in a strong quarter to contribute less than 60% and the remainder really to show up? Or maybe another question is when are we going to start seeing new customers in the mix?

Scott Grout:	Well, a couple of answers to that. First of all, the non-top five customers you don’t get visibility into. Some are growing quite nicely and some of them are sort of reaching end of life. So you don’t get a sense of that dynamic. You are in fact correct. When you net the two of them out, it’s been sort of flattish.

But in the strategic areas that we’ve been investing in such as test and measurement and in some of the IP com space, we are seeing nice growth as we would expect as more of our traditional 2001, 2002, 2003 business falls off. In terms of when we’d see a new top five customer, I think you understand we’ve been investing and winning business to a level that we’re very happy with and that’s business that comes in late 2006 and as we go into 2007 timeframe. So I don’t know exactly if that’ll be when a new top five pops in. But that’s kind of the timeframe that we expect to see more meaningful activity.

Matt Petkun:	Okay. And then last question from me, so if we’re waiting for that business to level off towards the end of this year, without giving specific guidance for the whole year, how can you help us understand what your expectations are for growth with your existing large customers then, especially the Nokia piece of business that’s grown very nicely, both in 2003, 2004, and again in 2005.

When I look at your strategy in the communications business and how it appears that they’re busy awarding their business for next generation designs the strategies don’t seem to meet directly. And so I’m just wondering how you expect them to ramp through the course of this year.

Scott Grout:	So it may have been missed because it was one small sentence in our comments. But for 2006, we expect to see modest revenue growth over 2005. So I can’t and probably won’t point to a customer-by-customer basis. But we expect to see sort of a modest increase.

As we’ve talked about all along 2006 is a critical transition year for us. We’ve got good customers, good run rate business, and we’re pretty excited about the new business that we’re winning. We are closing business the way we want to. It’s a year to 18 months working with customers to turn that into their products that they then put into the marketplace.

Matt Petkun:	Okay, great. Thanks Scott.

Scott Grout:	Thanks Matt.

Operator:	Your next question comes from Rob Stone with SG Cowen & Company.

Rob Stone:	Question on the impact to gross margin of completing your outsourcing. You mentioned, Julia, that that’s one of the factors hurting your overhead absorption now. When the outsourcing is completed in Q3 or so, excluding other factors, mix shift and pricing and so forth, what would be approximately the gross margin impact do you think?

Julia Harper:	So Rob, we think it’s easily half a point, maybe slightly better than that, we’ll get in lift in the gross margin when we get that next step function in terms of having all the volume production out.

Rob Stone:	Okay. And you commented on a slightly higher capital expenditures run rate for Q1 for the SAP investment. Can you give us a capital expenditures budget for full year 2006?

Julia Harper:	I would expect full year to look very similar to 2005. So there’s a little bit of a pop-up in Q1, but then I would expect it to come back down. It’s been running I think about a million and a half a quarter, and that’s kind of what I would expect on a run rate basis.

Rob Stone:	Okay. And finally, the same sort of general question for Scott in terms of getting to modest growth. Do I understand that correctly as being the crossover between some legacy programs that are going down and just the very beginnings of ramp up on the new business? Is that the right way to think about it?

Scott Grout:	That’s perfect, Rob.

Rob Stone:	Okay. Thanks much.

Scott Grout:	Thanks Rob.

Julia Harper:	Thanks Rob.

Operator:	Your next question comes from Christian Schwab with Craig Hallum.

Christian Schwab:	Modest growth, a couple percent, 10%, any clarity, since we all probably define modest differently?

Scott Grout:	I think modest growth.

Christian Schwab:	All right, we’ll take modest growth. If we get modest growth, then I would say that the rest of the year would look just like this quarter, anywhere from the low 60’s to the mid high 60’s, unless something dramatically different changes. That being the case, and we’re increasing our operating expenses, we’re not going to make as much money as we’ve made in the past couple of years. But can you paint a picture for 2007 about what the revenue incremental step up could be? Can you remind us of that?

Scott Grout:	Christian, unfortunately I can’t do that. We haven’t done it quantitatively and therefore I can’t do it quantitatively. But I can tell you qualitatively in 2007, a number of the programs that we won in 2005 we expect to see move from development phase to field trial phase and then starting deployment phase.

So last year and this year are big years for us winning new business and garnering new business and then 2007 will be an initial year of starting to see the fruits of that activity. So that’s qualitatively how to think about it.

Christian Schwab:	No, that helps. And then on gross margins I understand how they tick down because revenue surprised us. But I reviewed my notes from a year and a half ago and we said this is kind of a 32% to 34% gross margin business. Now we’re 28%-type of gross margin business. Is this where we stop? I mean, can you help us understand where you really think that floor of gross margin is?

Julia Harper:	Yeah. So I probably am not going to sign up to give you an absolute floor, Christian, because there’s a lot of variables that impact it in any given quarter. It does kind of get uglier and uglier as you go down this outsourcing path until you hit the final step function to take that cost structure out. So as we go through Q2 and Q3, we’ve got a worse impact. And then some time at the end of Q2 or during Q3, hopefully we get all of this out and then we get a lift in gross margins associated with a lot of the fixed costs coming out of our cost structure.

We do still believe that we’ve got a business model that will support gross margins in the 30’s over the long haul, but there’s some transition that we’re going through here, both on our manufacturing model as well as our product model. And I think those are going to play out over the next few quarters before we settle out into the territory where we think we should be longer term.

Scott Grout:	And Christian, if I could just add to that. If you recall, last quarter we said that about half of the business that we had closed was at the platform level and that business is in the low 30’s or 30’s where we want it to be. So in terms of visibility to get to our model, we’re seeing pretty good traction on that.

Julia Harper:	Right.

Christian Schwab:	Great. Thank you.

Scott Grout:	Okay. Thanks Christian.

Julia Harper:	Thanks Christian.

Operator:	Again I would like to remind everyone if you would like to ask a question, you may press star then the number 1 on your telephone keypad.

Your next question comes from David Duley with Merriman.

David Duley:	A couple of questions. I’ll ask the kind of positive oriented one first. You talked about moving into the data plane functions in the ATCA market from the control plane. Do you think you can remind us of how big you view this market to be? I seem to recollect that the numbers that were out there were for mainly control plane applications and now you’re talking about a second leg.

Scott Grout:	So what we have been talking about is half a billion plus or minus in the 2007 kind of timeframe. That was a mix of control plane/data plane, but a majority of it being control plane. Now you hop forward another two years, the 2009 kind of timeframe and our view is probably half of the addressable market out there will be for data plane applications, which is where importantly we can provide quite a bit more value and quite a bit more functionality.

David Duley:	How big do you think the market is in 2009?

Scott Grout:	We’ve been talking about $1 billion plus or minus kind of number.

David Duley:	Okay. On previous conference calls, you’ve talked about design wins in total, and in ATCA, and have given us an idea of how much larger the design funnel was. I think that was halfway through the year. Can you update us on those metrics now that the year’s wrapped up?

Scott Grout:	Well, as I had mentioned, it’s not something we’re going to report on every call, but a couple times a year I’d like to give you an update on what overall magnitude looks like.

Again for this call I wanted to put emphasis on a pretty fundamental new set of products that we’re introducing to go on top of control plane. So do expect to hear us periodically update you on how that looks.

I can tell you qualitatively as I mentioned in my comments, the year ended very well for us.

David Duley:	What do you mean by that?

Scott Grout:	That’s all I’ll say, David.

David Duley:	Well, does that mean that you have design wins this quarter in ATCA or not? I’d say the year-end is always a good time to update us on key metrics.

Scott Grout:	So we will keep that in mind for 2006 and probably not do it in Q3 but do it in Q4. What I can tell you is that we doubled our rate of closure from 2003 to 2005.

David Duley:	So that metric continued in both the third and the fourth quarter.

Scott Grout:	Yeah.

David Duley:	That’s the last time I think you updated us after Q2. It might’ve been after Q3, I don’t recall.

Scott Grout:	Yeah. It was after Q3 and that continued into Q4, yes.

David Duley:	Okay. Great.

Scott Grout:	Okay. Thanks David.

Operator:	At this time there are no further questions. Do you have any closing remarks?

Scott Grout:	No. I think we are set. Thank you very much for continued interest and support and we will talk to many of you over the next couple days and next quarter.

Thank you.

Operator:	Thank you for participating in today’s conference. You may now disconnect.